Exhibit 99.1

News Release For Immediate Release, Page 1 of 2

Cboe Global Markets Announces Election of Ivan Fong and Alexander J. Matturri, Jr. to Board of Directors

CHICAGO – December 17, 2020 – Cboe Global Markets, Inc. (Cboe: CBOE), a market operator and global trading solutions provider, today announced its Board of Directors elected Ivan Fong, Senior Vice President, General Counsel and Secretary of 3M Company, and Alexander J. Matturri, Jr. former Chief Executive Officer of S&P Dow Jones Indices LLC, as new members to its Board of Directors.

Mr. Fong and Mr. Matturri are elected to fill a vacancy on the Cboe Global Markets board and increase the number of directors to 15.

Ed Tilly, Chairman, President and Chief Executive Officer of Cboe Global Markets, said: “We are pleased to welcome Ivan Fong and Alex Matturri to Cboe Global Markets’ board of directors. Each brings a wealth of knowledge and experience that will add to the leadership and counsel of our board. Their addition strengthens our ability to execute strategic initiatives that grow our global business, serve the needs of our customers and deliver sustainable returns and long-term value to our shareholders.”

Mr. Fong is currently Senior Vice President, General Counsel and Secretary of 3M Company, a position he has held since June 2019. Previously, he served as Senior Vice President, Legal Affairs and General Counsel of 3M Company from 2012 to 2019. Prior to joining 3M Company, Mr. Fong was General Counsel of the United States Department of Homeland Security from 2009 to 2012 and the Chief Legal Officer and Secretary of Cardinal Health, Inc. from 2005 to 2009. Mr. Fong holds an S.B. degree in Chemical Engineering and an S.M. degree in Chemical Engineering Practice from Massachusetts Institute of Technology, a J.D. degree from Stanford University, and a Bachelor of Civil Law from Oxford University.

Mr. Matturri is the retired Chief Executive Officer of S&P Dow Jones Indices LLC (S&P), a position he held from July 2012 to June 2020. Previously, he served as Executive Managing Director and Head of S&P Indices from 2007 to 2012. Prior to joining S&P, Mr. Matturri served as Senior Vice President and Director of Global Equity Index Management at Northern Trust Global Investments from 2003 to 2007. From 2000 to 2003, he was Director and Senior Index Investment Strategist at Deutsche Asset Management. Mr. Matturri holds a B.S. degree in Finance from Lehigh University and a J.D. degree from Syracuse University. Mr. Matturri holds the Chartered Financial Analyst designation.

About Cboe Global Markets, Inc.

Cboe Global Markets (Cboe: CBOE) provides cutting-edge trading and investment solutions to market participants around the world. The company is committed to defining markets through product innovation, leading edge technology and seamless trading solutions.

The company offers trading across a diverse range of products in multiple asset classes and geographies, including options, futures, U.S., Canadian and European equities, exchange-traded products (ETPs), global foreign exchange (FX) and volatility products based on the Cboe Volatility Index® (VIX® Index), recognized as the world’s premier gauge of U.S. equity market volatility.

Cboe’s subsidiaries include the largest options exchange and the third largest stock exchange operator in the U.S. In addition, the company operates one of the largest stock exchanges by value traded in Europe, and owns EuroCCP, a leading pan-European equities clearing house. Cboe also is a leading market globally for ETP listings and trading.

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News Release For Immediate Release, Page 2 of 2

The company is headquartered in Chicago with a network of domestic and global offices across the Americas, Europe and Asia, including main hubs in New York, London, Kansas City and Amsterdam. For more information, visit www.cboe.com.

Media Contacts		Analyst Contact
Angela Tu	Tim Cave	Debbie Koopman
+1-646-856-8734	+44 (0) 7593-506-719	+1-312-786-7136
atu@cboe.com	tcave@cboe.com	dkoopman@cboe.com

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